  Exhibit 10.8

Base Salaries for Named Executive Officers

The following are the annual base salaries for the named executive officers of Fauquier Bankshares, Inc., effective January 1, 2011:

Randy K. Ferrell	$258,000
Eric P. Graap	$175,500